EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-213799, 333-184089, 333, 333-159006, 333-136700) on Form S-8 and (No. 333-197504) on Form S-3/A of Enterprise Bancorp, Inc. of our reports dated March 14, 2017, relating to the consolidated financial statements of Enterprise Bancorp, Inc., and the effectiveness of internal control over financial reporting of Enterprise Bancorp Inc., appearing in this Annual Report on Form 10-K of Enterprise Bancorp, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts
March 14, 2017